Personal and Confidential

(NAME) February 21, 2024

Dear (FIRST NAME),

I am very pleased to inform you that you have been selected to participate in a special retention program that is designed to support a successful closing of the recently announced proposed transaction between Glatfelter and Berry Global’s HHNF business. Details of this program are outlined below.

Retention Award

You are eligible to receive a gross retention payment of (CURRENCY) (100% AMOUNT) contingent upon the successful closing of the proposed transaction, provided you remain actively employed by Glatfelter until reaching the below vesting dates:

•Tranche #1: 50% of the retention payment (CURRENCY) (50% AMOUNT) will be awarded on the closing date of the transaction;

•Tranche #2: 50% of the retention payment (CURRENCY) (50% AMOUNT) will be awarded on the six (6) month anniversary of the transaction’s closing date.

If you are involuntarily terminated for reasons other than misconduct or poor performance prior to the retention payment, you will receive accelerated vesting of any unpaid portion of the retention award effective with your termination date. Any periods of inactive status (sickness/diasbility leave, parental leave, unpaid leave etc.) will result in a reduced, pro rata amount for the time your employment status is inactive.

Each tranche of the retention award will be paid in a lump sum as soon as administratively feasible after each respective vesting date is reached. Payments are subject to applicable taxes and deductions.

The terms of this arrangement are highly confidential and may not be discussed with others. Failure to keep the information confidential could lead to ineligibility for receiving the retention award.

Please direct any questions you may have to Eileen Beck.

Sincerely,

Thomas Fahnemann
President, Chief Executive Officer

Copies:
Personnel File
Corporate Headquarters 4350 Congress Street, Suite 600 · Charlotte, NC 28209 U.S.A. · Phone 704-885-2555 · Fax 704-885-2429
www.glatfelter.com